EXHIBIT 10.1

SIMTEK CORPORATION

4250 Buckingham Drive, Suite 100

Colorado Springs, CO  80907

Executive Incentive Compensation Plan

Recruit, Reward, & Retain the Best Executives

Simtek Executive Incentive Compensation Plan

Purpose of this document

This document is the full and complete description of Simtek’s Executive Incentive Compensation Plan (THE PLAN) as approved by the Compensation Committee of the Board of Directors for fiscal year 2008.  THE PLAN is comprised of this document including the Exhibits attached hereto, and may be amended only in writing with the approval of the CEO and appropriate Compensation Committee review and approval as needed.  Described within this document are the goal of THE PLAN, participants and eligibility, the structure of the plan, the method of computing payout under the terms of THE PLAN, payment schedule, and Exhibit 1 representing the metrics which are to be measured as part of THE PLAN with the individual and group metrics for these metrics.

Goal of THE PLAN

The goal of THE PLAN is to use goal-based incentive compensation to enable the Company to effectively recruit, reward, and retain key executives whose contribution is deemed critical to helping the Company achieve its plans and to contribute to enhanced shareholder value.

Participants and Terms of Eligibility

Eligible participants include specifically identified officers of the Company.  The list of eligible participants may be changed from time to time based on the decision of the CEO or the Compensation Committee.  For 2008, the complete list of eligible participants in THE PLAN includes:

President and Chief Executive Officer

Vice President and Chief Financial Officer

President of AgigA Tech

Vice President of Engineering

Vice President of Sales

Managing Director – Simtek GmbH

Vice President of Operations

Vice President of Marketing

Vice President and Senior Technical Advisor

Vice President of Quality and Reliability Assurance

At 100% completion of each of the goals (pay factors) against which an executive is measured, that executive would be eligible to earn the amount specified as his or her target incentive.  In the case of the CEO, CFO, and President of AgigA Tech, target incentive is set at 50%, 50%, and 33% of base salary respectively and can range up to 100%, 75%, and 50% of base salary respectively.  In the case of each other participant, the target incentive is set at 50% of base salary.

In order to be eligible to receive the full year value of his or her target incentive the executive must have been employed by the Company in an eligible position for the entire year.  Unless otherwise agreed to in writing, if an eligible executive starts employment or becomes eligible after the beginning of the calendar year his or her target incentive will be prorated based on the portion of the full year worked.

Structure of THE PLAN

The goal of THE PLAN will be achieved by providing an opportunity for eligible executives to earn potentially significant cash compensation in addition to their basic salary in keeping with the Company’s overall success.  This additional cash compensation is directly tied to the Company and the executive achieving certain predefined goals and objectives which come from the Company’s Annual Operating Plan (AOP) as revised from year to year.

Each executive may have unique individual goals, or goals shared with other executives in addition to those that are commonly shared by all executives  These unique or shared goals may be tied to an executive’s own or departmental accomplishment of department specific goals and objectives as determined by mutual agreement between the cognizant executive and the CEO.  By its design, THE PLAN is intended to focus all executives on achieving those goals that the CEO, Compensation Committee, and the Board feel will help the Company improve shareholder value on a sustained long term basis.

Exhibit 1 – EICP Metrics, identifies the specific Pay Factors (PFs) and Weighting Factors (WFs) for each eligible executive for the applicable year.  The Pay Factors include:

On Time Delivery

Product Revenue

Ex-item Net Income

R&D Points

Design Win Points

Cash Position

Gross Profit Margin %

Failure Analysis Response Time

Business Development Initiatives

Discretionary Incentive

Individual and shared WFs of each PF for eligible executives are shown in Exhibit 1.  WFs may be changed from time to time and are the sole province of the CEO or the Compensation Committee.  Some executives share PFs but may have different WFs based on relative contribution to achieving the PF.  Each PF begins to contribute to an executive’s earned incentive compensation upon achievement of the Minimum Threshold value of the PF as defined in Exhibit 1.

In the case of the CEO and CFO, there is an additional element to their potential incentive earnings which is at the discretion of the Compensation Committee and which is to be added to the earned incentive from the regular PFs.

Each executive’s calculated incentive compensation payout will be subject to a Net Income Multiplier (NIM).  The NIM is defined in Exhibit 1, Table 1.

Method of Computing Payout

The equation set forth below is to be used to calculate each executive's payout.  The discretionary element for the CEO and CFO is to be added to the calculated value from the below equation (i.e., it is not multiplied by the NIM).

The defined terms in the equation are:

EIC is Executive Incentive Compensation (to be paid)

NIM is the Net Income Multiplier (0, 1, or 1.25)

PF1 to PFn are the Pay Factors for each eligible executive

Payout Schedule

For 2008, payout against THE PLAN is annual and is set to take place as part of a regular payroll “run” by the end of the last regular pay period prior to the 31st of March 2009.

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